Exhibit 99.1

The First Bancorp Maintains Quarterly Dividend at 21 Cents per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - December 18, 2014 - The Board of Directors of The First Bancorp (NASDAQ: FNLC) today declared a quarterly dividend of 21 cents per share. This fourth-quarter dividend is payable January 30, 2015, to shareholders of record as of December 31, 2014, and is equal to the 21 cents per share dividend the Company paid in the past two quarters. Based on the December 17, 2014 closing price of $17.74 per share, the annualized dividend of 84 cents per share translates into a yield of 4.74%.
“After working through the economic downturn which began in 2009, it is heartening to see the local economy improving along the Maine coast,” commented the Company’s President & Chief Executive Officer, Daniel R. Daigneault. “Maintaining the quarterly dividend at 21 cents per share is consistent with our improved overall performance. We continue to recognize that our generous dividend payout is very important to our shareholders and remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.